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                    EXHIBIT 2.1 AGREEMENT AND PLAN OF MERGER


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                            SHARE PURCHASE AGREEMENT

      THIS SHARE PURCHASE AGREEMENT (this "Agreement") is made and entered into as of the 29th day of March, 2001, by and among the persons and entities listed on Exhibit A hereto and identified as Sellers (sometimes referred to herein individually as a "Seller" and collectively as, "Sellers"), VASCO Data Security, Inc., a Delaware corporation ("Buyer"), VASCO Data Security International, Inc., a Delaware corporation and parent of Buyer ("Parent"), and, for purposes of consenting to the transactions contemplated hereunder, making the representations and warranties contained in Section 4 hereof and agreeing to certain covenants herein, Identikey Limited, a company registered under the Corporations Law of Queensland, Australia (ACN 092 888 910) (the "Company").

                                    Recitals:

     A. Sellers own 100,500,000 ordinary shares (the "Ordinary Shares"), of the Company (the 100,500,000 Ordinary Shares owned by Sellers are referred to herein as the "Sale Shares").

     B. The Sale Shares represent 90.2247% of the issued and outstanding securities of the Company.

     C. Buyer desires to purchase from Sellers, on the terms and conditions hereinafter set forth, all of the Sale Shares.

     D. Sellers desire to sell all of the Sale Shares to Buyer for the consideration, and on the terms and conditions, hereinafter set forth.

     E. It is the intention of Buyer to acquire from the Company's minority shareholders (the "Minority Shareholders") the remaining 9.7753% of the Company's issued and outstanding Ordinary Shares (the "Minority Shares"), in a manner to be determined by Buyer.

     NOW, THEREFORE, in consideration of the foregoing recitals, and of the respective covenants, representations, and agreements herein contained, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1.   PURCHASE AND SALE OF SALE SHARES; CLOSING.

          1.1 PURCHASE AND SALE OF SALE SHARES. Sellers, in reliance on the representations, warranties, and covenants of Buyer contained herein and subject to the terms and conditions of this Agreement, hereby agree to sell to Buyer all of the Sale Shares which they own for the Purchase Consideration set forth in
Section 2 below; and Buyer, in reliance on the representations, warranties, and covenants of Sellers contained herein and subject to the terms and conditions of this Agreement, hereby agrees to purchase from Sellers, the Sale Shares for the Purchase Consideration set forth in Section 2 below. Buyer shall pay any stamp duty assessed by the State of Queensland, Australia in


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connection with the transfer of the Sale Shares to Sellers. Any other fees, charges or taxes due and payable in connection with the delivery and transfer of the Sale Shares shall be paid by Sellers.

          1.2 CLOSING. The purchase and sale of the Sale Shares (the "Closing") provided for in this Agreement will take place at the offices of Piper Marbury Rudnick & Wolfe LLP, 1200 19th Street, N.W., Washington, D.C., at 10:00 a.m. (local time) within five business days after the satisfaction of all conditions specified in Sections 9 and 10 hereof (the "Closing Date"), or at such other time and place as the parties may agree. In lieu of an in-person Closing, the Closing may take place via teleconference link and facsimile exchange of all documents required to be delivered pursuant to Section 3 hereof.

     2. CONSIDERATION FOR SALE SHARES. In consideration of the transfer, sale and delivery of the Sale Shares to Buyer as provided hereunder, Buyer will deliver and issue to Sellers the following (collectively, the "Purchase Consideration"):

          2.1 CLOSING CONSIDERATION. At Closing: (i) Sellers shall be entitled to receive, subject to Section 2.2(c), an aggregate of 366,913 shares of the common stock, par value $0.001 per share (the "Common Stock") of Parent (the "Closing Payment") and (ii) Buyer shall deliver to each Seller a stock certificate representing that portion of the Closing Payment that is payable to such Seller. The Closing Payment shall be apportioned among Sellers on a pro rata basis as specified on Exhibit A hereto. The shares of Common Stock to be issued as Purchase Consideration shall be in the form of unregistered shares of Common Stock and shall be free and clear of all liens, claims, charges, encumbrances, security interests, pledges or other claims.

          2.2  POST-CLOSING ADJUSTMENT.

          (a) The parties agree that the amount of the Closing Payment was determined as if the Company's tangible stockholders' equity was going to be AUD$245,164 on the Closing Date. Accordingly, the parties agree that the amount of the Closing Payment shall be adjusted (the "Adjustment") in the event that the Company's actual tangible stockholders' equity on the Closing Date, as shown on the audited balance sheet to be prepared in accordance with Section 2.2(b) below, is less than AUD$245,164. If the tangible stockholders' equity so reflected is less than AUD$245,164 on the Closing Date, then the amount of the Closing Payment shall be decreased by one U.S. dollar (U.S.$1.00) for each Australian dollar (AUD$1.00) by which the Company's actual tangible stockholders' equity is below AUD$245,164. For purposes of this Agreement, "tangible stockholders' equity," shall mean the total assets of the Company less intangible assets and total liabilities, all determined in accordance with the Accounting Standards (as defined in Section 4.4 below).

          (b) For purposes of effecting the Adjustment, if any, pursuant to
Section 2.2(a), within ninety days following the Closing Date, Sellers (as defined in Section 4 below) shall cause to be prepared and delivered to Buyer an audited balance sheet of the Company as at the Closing Date, along with Sellers' calculation of tangible stockholders' equity as at the Closing Date (the "Equity Statement"). If within fifteen days following delivery of the Equity Statement, the Buyer has not given Sellers notice of its objection to the Equity Statement (such notice must contain a statement


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of the basis of the Buyer's objection), then the Equity Statement shall be deemed accepted by Buyer and will be used to compute the Adjustment hereunder. If the Buyer gives such notice of objection as to the calculation of "tangible stockholders' equity," the parties will have thirty days to resolve the dispute among themselves. If the parties have not resolved such dispute within such thirty-day period, then the parties shall mutually select an independent expert from one of the "big-five" accounting firms in Australia who shall decide the dispute within thirty days after being selected. If the parties cannot agree on an independent expert, then the independent expert shall be selected by the President of the Institute of Chartered Accountants in Australia. The parties hereto each agree to be bound by the decision of the independent expert in the absence of manifest error. All costs of the independent expert in connection with this Section 2.2 shall be split equally between Sellers and Buyer.

          (c) At Closing, Buyer shall retain 40,667 shares (the "Retained Shares") of Common Stock from the Closing Payment for purposes of satisfying any Adjustment liability under this Section 2.2. Within ten days after the final determination of "tangible stockholders' equity" and determination of the amount of the Adjustment, if any, Buyer shall retain that portion of the Retained Shares necessary to satisfy the Adjustment and thereafter release to Sellers the remaining number of Retained Shares. For purposes of determining the number of Retained Shares, if any, that Buyer is entitled to retain as a result of the Adjustment, the per share value of the Common Stock will be deemed to be $7.50.

          2.3  EARN-OUT.

          (a) In addition to the Closing Payment, Sellers shall be entitled to receive additional consideration (the "Earn Out Payment") for the sale of the Sale Shares as follows: to the extent that, during the 15-month period commencing February 1, 2001 and ending April 30, 2002 (the "Earn Out Period"), the Net Revenues (as defined below) from the sale of the Company's Products (as defined below) exceeds U.S. $3,050,000 (the "Threshold"), Sellers shall receive additional shares of Common Stock with an aggregate value equal to the product of (i) 90.2247% multiplied by (ii) six times the amount by which Net Revenues from the sale of the Company's Products exceeds the Threshold, provided that the maximum additional consideration that can be earned pursuant to this Section 2.3 is U.S. $11,503,649. For purposes of determining the number of shares of Common Stock, if any, to which Sellers are entitled as a result of the Earn Out Payment, the per share value of the Common Stock will be deemed to be the greater of (x) eighty percent (80%) of the average closing price of Buyer's Common Stock on the Nasdaq National Market for the ten trading days prior to the expiration of the Earn Out Period, or (y) $7.50. Any Earn Out Payment made pursuant to this Section 2.3 shall be apportioned among Sellers and in the manner specified on Exhibit B hereto. In connection with Buyer's acquisition of the Minority Shares, unless agreed otherwise between Buyer and the Minority Shareholders, it is the present intention of Buyer to issue to the Minority Shareholders an earn out payment comprised of additional shares of Common Stock with an aggregate value equal to the product of (i) 9.7753% multiplied by (ii) six times the amount by which Net Revenues from the sale of the Company's Products exceeds the Threshold, provided that the maximum additional consideration that can be earned by the Minority Shareholders is, in the aggregate, U.S. $1,246,351. For purposes of this Section 2.3; (i) "Net Revenues" shall mean revenues derived from sales of Company's Products, less all amounts due to resellers of the


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Company's Products in connection with such sales, and (ii) "Company's Products"
shall mean products sold by Buyer or the Company (or any entity related to Buyer or the Company) that are substantially based on source codes developed by employees of the Company, even if such employees are employed by Buyer (or any entity related to Buyer) after the Closing.

          (b) For purposes of effecting the Earn Out Payment, within sixty days following the end of the Earn Out Period, Buyer will cause its Chief Financial Officer to prepare and deliver to Sellers a statement reflecting Buyer's calculation of the Net Revenues from the sale of Company's Products during the Earn Out Period (the "Revenue Statement"). If within fifteen days following delivery of the Revenue Statement, Sellers have not given Buyer notice of their objection to the Revenue Statement (such notice must contain a statement of the basis of Sellers' objection), then the Revenue Statement shall be deemed accepted by all Sellers and will be used to compute the Earn Out Payment. If Sellers give such notice of objection as to the calculation of Net Revenues the parties will have thirty days to resolve the dispute among themselves. If the parties have not resolved such dispute within such thirty-day period, then the parties shall select an independent expert in the manner specified in Section 2.2(b) above who shall decide the dispute within thirty days after being selected. The parties hereto each agree to be bound by the decision of the independent expert in the absence of manifest error. All costs of the independent expert in connection with this Section 2.3 shall be split equally between Sellers and Buyer.

          (c) Buyer and Parent will use commercially reasonable efforts to promote and market the Company's Products, in accordance with prudent business practice (as determined by Buyer and Parent), during the Earn Out Period; provided, however, that nothing contained in this Section 2.3(c) shall obligate Buyer or Parent to expend any minimum level of financial or other resources on promotion and marketing of the Company's Products. For each calendar quarter during the Earn Out Period, Buyer shall furnish to Sellers a report detailing the number and dollar amount of Company's Products sold by Buyer during such calendar quarter (each a "Quarterly Report"). Buyer shall deliver each Quarterly Report to Sellers within ten business days after the last day of the calendar quarter to which such Quarterly Report relates.

          2.4 NO FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued as Purchase Consideration hereunder. In lieu of any fractional shares to which any Seller would be entitled, Parent will pay to such Seller cash equal to the product of such fraction multiplied by (i) with respect to the Closing Payment, $7.50, or (ii) with respect to the Earn Out Payment, the fair market value of one share of Parent's Common Stock as determined in accordance with
Section 2.3(a) above.

     3.   DELIVERIES AT CLOSING.

          3.1 DELIVERIES OF SELLERS. At Closing, Sellers shall deliver, or cause to be delivered, to Buyer the following:

                    (a) certificates representing the Sale Shares in negotiable form, duly endorsed in blank to Buyer or accompanied by appropriate share powers, free and clear of all liens, claims, charges, encumbrances, security interests, pledges or other claims of every kind;


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                    (b)  written resignations of all directors and officers of the Company whose resignation is requested by the Buyer, effective immediately following the Closing;

                    (c) all minute books, share record books, books of account, corporate seals, leases, contracts, agreements, securities, customer and subscriber lists, files and other documents, instruments, and papers belonging to the Company;

                    (d) full possession and control of all of the assets and property of every kind and nature, tangible and intangible, of the Company and of all other things and matters pertaining to the operation of the business of the Company;

                    (e) a certificate executed by each Seller, in substantially the form of Exhibit C hereto, certifying that all representations and warranties of the Company and Sellers contained in this Agreement were accurate in all respects as of the date of this Agreement and are accurate in all respects as of the date of Closing as if made on the date of Closing;

                    (f) a Certificate of Good Standing or comparable document for the Company and each of the following wholly-owned subsidiaries of the
Company: Identikey International Pte. Ltd., Identikey Holdings Pty. Ltd., Identikey Internet Security Limited, Identikey (Australia) Pty. Ltd., Identikey (Europe) B.V. and Identikey Corporation (collectively, the "Subsidiaries"); and

                    (g) such other items as are required to be delivered by Sellers to Buyer pursuant to Section 9 below.

          3.2 DELIVERIES OF BUYER. At Closing, Buyer shall deliver, or cause to be delivered, to Sellers the following:

                    (a)  the Closing Payment in the manner set forth in
Section 2.1 hereof;

                    (b) such other items as are required to be delivered by Buyer to Sellers pursuant to Section 10 below.

     4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLERS. The Company and Sellers, jointly and severally, hereby represent and warrant to Buyer, as of the date hereof and again as of the Closing Date as if such representations and warranties were made on the Closing Date, as follows:

          4.1 ORGANIZATION AND GOOD STANDING; GOVERNING INSTRUMENTS. The
Company is a corporation duly organized, validly existing and in good standing under the Corporations Law of Queensland, Australia and has all requisite corporate power and authority to own and operate its properties and assets, and to carry on its business as presently conducted and as proposed to be conducted by Buyer. Each of the Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was formed and has all requisite


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corporate power and authority to own and operate its properties and assets, and to carry on its business as presently conducted and as proposed to be conducted by Buyer. Each of the Company and each Subsidiary is duly qualified or licensed as a foreign corporation to do business and is in good standing in each jurisdiction in which the character of properties occupied, owned or held under lease by the Company or any Subsidiary, or the nature of the business conducted by the Company or any Subsidiary, makes such qualification or license necessary, except where the failure to be so qualified or licensed would not have a material adverse effect on the business, operations, assets, liabilities or financial condition of the Company or any Subsidiary taken as a whole (a "Material Adverse Effect"). The Company has furnished the Buyer or its counsel copies of the Company's and each Subsidiary's organizational documents, as amended to date, and said copies are true, correct and complete, and contain all amendments through the date of this Agreement.

          4.2 SUBSIDIARIES. Except for the Subsidiaries, the Company has no subsidiaries or affiliated companies and does not otherwise own or control, directly or indirectly, any equity interest in any corporation, association, joint venture or other business entity.

          4.3 CAPITALIZATION. The capital shares of the Company consist of 111,388,600 Ordinary Shares, all of which Ordinary Shares are issued and outstanding. There are no preferred shares outstanding. The outstanding Ordinary Shares are validly issued, fully paid and nonassessable. All outstanding securities of the Company were issued in compliance with all applicable securities laws. There are no capital shares of the Company reserved for issuance. Except as set forth on Schedule 4.3, there are no outstanding options, warrants, calls, rights, commitments, convertible securities or other securities pursuant to which any person or entity, directly or indirectly, has the right to purchase or otherwise acquire any of the Company's capital shares or any securities or instruments that are convertible into or exchangeable for any of the Company's capital shares. There are no outstanding options, warrants, agreements, convertible securities, exchangeable securities, commitments or other rights, pursuant to which the Company may become obligated to purchase or redeem any shares of capital shares or other securities.

          4.4  FINANCIAL STATEMENTS. The Company has delivered to Buyer:
(a) an audited consolidated balance sheet of the Company as at June 30, 2000 (the "Balance Sheet") and the related audited consolidated statements of income, changes in stockholders' equity and cash flow for the fiscal year then ended, together with the report thereon of Ernst & Young, the Company's independent certified public accountants; and (b) unaudited consolidated balance sheets of the Company as at December 31, 2000 and February 28, 2001 and the related consolidated statements of income, changes in stockholders' equity and cash flow for the periods then ended (the financial statements in the foregoing subsections (a) and (b) are referred to herein as the "Company's Financial Statements"). The Company's Financial Statements and all notes thereto accurately present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of the Company as of the respective dates of and for the periods referred to in such financial statements, all in accordance with Australian Accounting Standards (the "Accounting Standards"), subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the audited financial statements). The Company's Financial Statements reflect the consistent application of such Accounting Standards


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throughout the periods involved. No financial statements of any person or entity other than the Company and the Subsidiaries are required by the Accounting Standards to be included in the consolidated financial statements of the Company.

          4.5 ABSENCE OF CERTAIN CHANGES. Except as identified on Schedule 4.5, since December 31, 2000, the Company has not (a) entered into any transaction which was not in the ordinary course of business; (b) suffered material damage to, destruction of or loss of physical property (whether or not covered by insurance); (c) declared or paid any dividend or made any distribution on its shares, or redeemed, purchased or otherwise acquired any of its shares or other securities; (d) increased the compensation of any of its officers, or the rate of pay of its employees as a group, except as part of regular compensation increases in the ordinary course of business; (e) had any key officer, consultant or employee of the Company resign or have his or her employment terminated for any reason; and the Company does not, nor do Sellers after reasonable inquiry, know of the impending resignation or termination of employment of any such officer, consultant or employee; (f) experienced any labor dispute and no labor dispute is pending or, to the knowledge of the Company or Sellers after reasonable inquiry, threatened; (g) experienced any change, except in the ordinary course of business, in the contingent obligations of the Company by way of guaranty, endorsement, indemnity, warranty or otherwise; (h) made any loans to any of its employees, officers or directors, other than travel advances and office advances made in the ordinary course of business; or (i) experienced any other event or condition of any character pertaining to the Company which has had, or could be expected to have, a Material Adverse Effect.

          4.6 MATERIAL LIABILITIES. The Company has no material liabilities or obligations, absolute or contingent (individually or in the aggregate), except
(a) the liabilities and obligations set forth in the Company's Financial Statements and (b) liabilities and obligations which have been incurred subsequent to February 28, 2001 in the ordinary course of business which, individually or in the aggregate, have not had, and could not be expected to have, a Material Adverse Effect.

          4.7 RECEIVABLES. All of the Company's accounts receivable that are reflected on the Balance Sheet (collectively, the "Company Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed by the Company in the ordinary course of business. Unless paid prior to the date of Closing, the Company Accounts Receivable are or will be as of the Closing Date current and collectible, net of the respective reserves shown on the balance sheet as of the Closing Date (which reserves are adequate and calculated consistent with Company's past practice) and will not have a Material Adverse Effect on the composition of such Company Accounts Receivable in terms of aging. Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within ninety days after the day on which it first becomes due and payable. To the knowledge of the Company or Sellers after reasonable inquiry, there is no contest, claim, or right of set-off with any obligor of a Company Accounts Receivable relating to the amount or validity of such Company Accounts Receivable.

          4.8  TITLE TO PROPERTIES AND ASSETS; LIENS AND ENCUMBRANCES.
Schedule 4.8 sets forth a list of all of the Company's assets, including, but not limited to, tangible and intangible assets. The Company has good and marketable title to its properties and assets, and has good title


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to all its leasehold interests, in each case not subject to any mortgage, pledge, lien, lease, encumbrance or charge, other than the lien of current taxes not yet due and payable.

          4.9 NO VIOLATION; COMPLIANCE WITH LAWS AND INSTRUMENTS. The Company is not in violation of any term of its Constitution, or, in any respect, of any term or provision of any mortgage, indebtedness, indenture, contract, agreement, instrument, judgment or decree, and is not in violation of any order, statute, rule or regulation applicable to the Company. The execution, delivery and performance of, and compliance with, this Agreement, and the transfer of the Sale Shares to Buyer will not result in any violation of, or conflict with, or constitute a default under, the Constitution of the Company or any agreements to which the Company is a party or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the Company's properties or assets. Neither the consummation nor the performance of any of the transactions contemplated by this Agreement will materially contravene or conflict with, or result in a material violation of, any judgment, decree, order, statute, rule or regulation applicable to the Company.

          4.10 INTELLECTUAL PROPERTY.

          (a) For purposes of this Agreement, "Company's Intellectual Property Assets" shall include: (i) the name "Identikey", all of the Company's business names, company names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, "Company Marks"); (ii) all patents, patent applications, and inventions and discoveries that may be patentable (collectively, "Company Patents"); (iii) all copyrights in the published and unpublished works (including computer programs) and subject matter other than works protected under Australia's Copyright Act (1968) (Cth) specified on Schedule 4.10(a) hereto (collectively, "Company Copyrights"); (iv) all Internet domain names owned, used or licensed by the Company as licensee or licensor (the "Company Domain Names"); and (v) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, "Company Trade Secrets"); owned, used, or licensed by the Company as licensee or licensor anywhere in the world.

          (b) Schedule 4.10(b) contains a complete and accurate list and summary description, including any royalties paid or received by the Company, of all contracts and agreements relating to the Company's Intellectual Property Assets and to which the Company is a party or by which the Company is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs under which the Company is the licensee. There are no outstanding, and to the knowledge of the Company or Sellers after reasonable inquiry, no threatened disputes or disagreements with respect to any such agreement.

          (c) The Company's Intellectual Property Assets are all those necessary for the operation of, and protection of the intellectual property rights associated with, the Company's businesses as they are currently conducted. The Company is the owner of all right, title, and interest in and to each of the Company's Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use without payment to any third party all of the Company's Intellectual Property Assets. Except as set forth on Schedule 4.10(c), all former and current employees and any former or current independent


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contractors of the Company, or other persons who have created or contributed intellectual property for or to the Company, have executed written contracts with the Company that assign to the Company all rights to any inventions, improvements, discoveries, written works, copyright materials or information relating to the business of the Company. No employee of the Company has entered into any contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than the Company.

          (d) Schedule 4.10(d), contains a complete and accurate list and summary description of all Company Patents. The Company is the owner of all right, title, and interest in and to each of the Company Patents, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims. All of the issued Company Patents are currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date. No Company Patent has been or is now involved in or the subject of any interference, reissue, reexamination, or opposition proceeding. To the knowledge of the Company or Sellers after reasonable inquiry, each of the inventions that is the subject of a Company Patent constitutes a patentable invention and there is no potentially interfering invention, patent or patent application of any third party with respect thereto. No Company Patent is infringed or, to the knowledge of the Company or Sellers after reasonable inquiry, has been challenged or threatened in any way. To the knowledge of the Company or Sellers after reasonable inquiry, none of the products manufactured and sold, nor any process or know-how used, by the Company infringes or is alleged to infringe any patent or other proprietary right of any other person or entity. All products made, used, or sold under the Company Patents have been marked with the proper patent notice.

          (e) Schedule 4.10(e), contains a complete and accurate list and summary description of all Company Marks. The Company is the owner of all right, title, and interest in and to each of the Company Marks, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims. All Company Marks that have been registered with the Commonwealth of Australia Trademarks Office, the United States Patent and Trademark Office or the trademark office of any other government are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date. No Company Mark has been or is now involved in or the subject of any opposition, invalidation, or cancellation and, to the knowledge of the Company or Sellers after reasonable inquiry, no such action is threatened with respect to any of the Company Marks. Other than as set forth on Schedule 4.10(e), to the knowledge of the Company or Sellers after reasonable inquiry, there is no potentially interfering trademark or trademark application of any third party. No Company Mark is infringed or, to the knowledge of the Company or Sellers after reasonable inquiry, has been challenged or threatened in any way. None of the Company Marks infringes or is alleged to infringe any trade name, trademark, or service mark of any third party or any other intellectual property right of any third party, including, but not limited to, copyright. All products and materials containing a Company Mark bear the proper trademark registration notice where permitted by law.


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          (f)  The Company is the owner of all right, title, and interest in and to each of the Company Copyrights, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims. Except as set forth on Schedule 4.10(f), all Company Copyrights are enforceable by the Company. No Company Copyright is infringed or, to the knowledge of the Company or Sellers after reasonable inquiry, has been challenged or threatened in any way. To the knowledge of the Company or Sellers after reasonable inquiry, none of the subject matter of any of the Company Copyrights nor any material (whether itself protected by copyright or otherwise) used or required by the Company for operation of its businesses infringes or is alleged to infringe any copyright of any third party, is a derivative work based on the work of a third party or violates any moral rights protected under Part IX of Australia's Copyright Act
(1968) (Cth). All works encompassed by the Company Copyrights have been marked with the proper copyright notice.

          (g) Schedule 4.10(g) contains a complete and accurate list of all all Company Domain Names. The Company is owner of all right, title and interest in and to each of the Company Domain Names, free and clear of all liens, security interests, charges, encumbrances, equities and other adverse claims. The Company Domain Names have been registered in good faith and, where used, used in good faith. None of the Company Domain Names is the subject of any proceeding (including a non-judicial proceeding) challenging the validity of its registration or infringes on any third party's trademark rights.

          (h) With respect to each Company Trade Secret, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual. The Company and Sellers have taken all reasonable precautions to protect the secrecy, confidentiality, and value of the Company Trade Secrets. The Company has good title and an absolute right to use the Company Trade Secrets. The Company Trade Secrets are not part of the public knowledge or literature, and, to the Company's and Sellers' knowledge, have not been used, divulged, or appropriated either for the benefit of any person or entity or to the detriment of the Company. No Company Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

          (i) The transactions contemplated by this Agreement will not violate the terms and conditions of any agreements or contracts relating to the Company's Intellectual Property Assets, nor will the transactions contemplated by this Agreement require any consents or approvals in order to maintain the validity and value of the Company's Intellectual Property Assets.

          4.11 LITIGATION. Except as set forth on Schedule 4.11, there are no actions, suits, proceedings or investigations pending, or to the knowledge of the Company or the knowledge of Sellers after reasonable inquiry, threatened, against the Company or its assets or properties before any court or governmental agency, nor is there any reasonable basis therefor or threat thereof. Furthermore, there are no actions, suits or proceedings initiated by the Company or that the Company intends to initiate. The Company is not subject to any order, writ, injunction or decree.

          4.12 LABOR AND EMPLOYEE MATTERS.

          (a) Schedule 4.12 contains a complete and accurate list of the following information for each employee or director of the Company and each Key Employee (as defined below) or director of each Subsidiary, including each employee or Key Employee, as the case may be, on leave of absence or layoff status: name; job title; current compensation paid or payable and any change in compensation since December 31, 2000; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any Company pension, retirement, profit-sharing, thrift-savings, deferred compensation, share bonus, share option, cash bonus, employee share ownership (including investment credit or payroll share ownership), severance pay, insurance, medical, welfare, or vacation plan, or any other employee benefit plan. For purposes of this Agreement, "Key Employee" shall mean any employee of a Subsidiary in a position of Vice President or higher.

          (b) Except as set forth on Schedule 4.12(b), there are no controversies pending, or to the knowledge of the Company or Sellers after reasonable inquiry, threatened between the Company and any of its employees. The Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company. To the knowledge of the Company or Sellers after reasonable inquiry, no employee of the Company is in violation of any term of any employment contract, non-disclosure agreement or any other contract or agreement relating to the relationship between an employee and the Company or any other party because of the nature of the business conducted or to be conducted by the Company.

          4.13 CERTAIN TRANSACTIONS. Except as disclosed on Schedule 4.13, the Company is not indebted, directly or indirectly, to any of its officers, directors or shareholders or to their respective spouses or children, in any amount whatsoever; none of such officers, directors or, to the knowledge of the Company or Sellers after reasonable inquiry, shareholders, or any members of their immediate families, are indebted to the Company or have any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company. Except as disclosed on Schedule 4.13, no officer, director or shareholder of the Company, or any member of their immediate families, is, directly or indirectly, interested in any material contract with the Company. The Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

          4.14 MATERIAL CONTRACTS AND COMMITMENTS. Schedule 4.14 sets forth a list of all agreements, contracts, indebtedness, liabilities and other obligations of any nature: (a) to which the Company is a party or by which it is bound that are material to the conduct and operations of its business and properties; (b) which provide for payments to or by the Company in excess of U.S. $5,000 (whether such contracts or agreements are with customers, vendors, lenders or otherwise); (c) which obligate the Company to share, license or develop any product or technology; (d) which relate to or affect the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property; (e) which contain covenants that in any way purport to restrict the business activity of the Company or limit the freedom of the Company to engage in any line of business or to compete with any person or entity; or (f) which involve transactions or proposed transactions between the Company and any of its officers, directors, affiliates or any affiliate thereof. Copies of such agreements and contracts and documentation evidencing such liabilities and other obligations have been furnished to Buyer and its counsel. All of such agreements and contracts are valid, binding and in full force and effect in all material respects.

          4.15 [Reserved].

          4.16 REGULATORY CONSENTS AND APPROVALS. Except as set forth on
Schedule 4.16, no consent, approval or order or authorization of, or filing with, any governmental authority on the part of the Company is required in connection with the valid execution and delivery of this Agreement, or the consummation of any of the transactions contemplated by this Agreement.

          4.17 NO BROKERS OR FINDERS. Neither the Company nor the Seller has, nor will any of them incur, directly or indirectly, as a result of any action taken by the Company or any Seller, any liability for brokerage or finder's fees or commissions or any similar charges in connection with this Agreement and the offer and sale of the Sale Shares.

          4.18 ABSENCE OF CHANGES. Except as set forth on Schedule 4.18, since December 31, 2000, the Company has conducted its business only in the ordinary course and there has not been any: (a) change in the Company's issued capital shares; grant of any share option or right to purchase capital shares of the Company; issuance of any security convertible into such capital shares, grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital shares; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital shares; (b) amendment to the Company's Constitution; (c) payment or increase by the Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the ordinary course of business) employee or entry into any employment, severance, or similar contract with any director, officer, or employee; (d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company; (e) damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance; (f) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any contract or transaction involving a total remaining commitment by the Company of U.S.$10,000 or more; (g) sale (other than sales of inventory in the ordinary course of business), lease, or other disposition of any asset or property of the Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Company, including the sale, lease, or other disposition of any of the Company's Intellectual Property Assets; (h) cancellation or waiver of any claims or rights with a value to the Company of U.S.$10,000 or more; (i) material change in the accounting methods used by the Company; or (j) agreement, whether oral or written, by the Company to do any of the foregoing.

          4.19 TAX MATTERS. Except as set forth on Schedule 4.19, the Company has: (a) timely filed all tax returns that were required to have been filed by it with all appropriate federal, state, county, local and other governmental agencies (and all such returns fairly and accurately reflect the

Company's operations for tax purposes); (b) timely paid all taxes owed by it for which it is obligated to withhold from amounts owing to any employee (including without limitation social security taxes), creditor or third party (other than taxes the validity of which are being contested in good faith by appropriate proceedings); and (c) not waived any statute of limitations with respect to taxes or agreed to any extension of time with respect to a tax assessment or deficiency. The assessment of any additional taxes for periods for which returns have been filed will not exceed the recorded liability therefor, and there are no unresolved questions or claims concerning the tax liability of the Company. The tax returns of the Company have not been reviewed or audited by any federal, state, county, local or other taxing authority. There is no pending dispute with any taxing authority relating to any of said returns which, if determined adversely to the Company, would result in the assertion by any taxing authority of any valid deficiency in any amount for taxes. Since December 31, 2000, the Company has made adequate provisions on its books of account for all taxes, assessments and governmental charges with respect to its business, properties and operations for such period. The Company has withheld or collected from each payment made to each of its employees, the amount of all taxes required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositories. As used in this Agreement, "tax" or "taxes" means any and all Federal, state, local and foreign taxes and other assessments of a similar nature (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) whether imposed directly or through withholding, including, without limitation, income, franchise, property, sales, use, payroll, employment, excise, ad valorem and stamp taxes.

          4.20 INSURANCE. Schedule 4.20 contains a true and complete schedule of all insurance policies or binders of fire, liability, product liability, vehicular and other insurance held by or on behalf of the Company or relating to its business or any of its assets or properties (specifying the insurer, the amount of the coverage, the type of insurance, the risks insured, the policy number, if any, and any pending claims thereunder). All insurance coverage applicable to the Company or relating to its business or any of its assets or properties is in full force and effect, is valid, binding and enforceable in accordance with its terms against the respective insurers and has been issued by insurers of recognized responsibility. There is no default under any such coverage nor has any notice of cancellation or non-renewal for any such policy been received by the Company.

          4.21 ENVIRONMENTAL AND SAFETY MATTERS. The Company is, and at all times has been, in compliance in all material respects with, and has not been and is not in violation of or liable under, any federal, state, local or other governmental environmental or safety statute, law or regulation (together "Environmental Laws"). Neither Sellers nor the Company has any basis to expect, nor has either of them or any other person or entity for whose conduct either of them is or may be held responsible received, any actual or threatened order, notice, or other communication from (a) any governmental body or private citizen acting in the public interest, or (b) the current or prior owner or operator of any properties or facilities, of any actual or potential violation or failure by the Company to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any liabilities arising under any Environmental Law with respect to any of the Company's properties or facilities or any other properties or assets (whether real, personal, or mixed) in which the Company has had an interest, or with respect to any property or facility at or to which Hazardous Materials (as defined below) were generated, manufactured, refined, transferred, imported, used, or processed by the Company or any other person or entity for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received. There is no fact or circumstance which could involve the Company in any environmental litigation or impose any environmental liability upon the Company. To the knowledge of the Company or Sellers after reasonable inquiry, no Hazardous Material is present on any facility of the Company and, to the knowledge of the Company or Sellers after reasonable inquiry, no reasonable likelihood exists that any Hazardous Material present on other property will come to be present on a facility of the Company. To the knowledge of the Company or Sellers after reasonable inquiry, there are no underground storage tanks, asbestos or PCBs present on any facility of the Company. For the purposes of this Agreement the term "Hazardous Material" means any material or substance that is prohibited or regulated by any environmental law or that has been designated by any governmental authority to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment.

          4.22 PERMITS. The Company has all franchises, permits, licenses, and any similar authority (collectively, "Permits") necessary for the conduct of its business as now being conducted by it; and the Company can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted, except where the failure to so have or obtain would not have a Material Adverse Effect. The Company is not in default in any material respect under any of such Permits. The Company has furnished to Buyer and its counsel copies of any and all Permits applicable to the Company and its business.

          4.23 EMPLOYEE BENEFIT PLANS; EMPLOYMENT AGREEMENTS. The Company does not have, and has never had, any Employee Benefit Plan, as defined in the United States Employee Retirement Income Security Act of 1974, as amended, or under any similar law in any other country in which the Company operates. Attached hereto as Schedule 4.23 is a list of all employment and consulting agreements, bonus, pension, profit sharing, share option, share purchase, benefit or similar plans or arrangements which are now or have been maintained by the Company or under which the Company has any obligation or liability, whether actual or contingent. Copies of such agreements and documents have been furnished to Buyer and its counsel.

          4.24 IMMIGRATION MATTERS. The Company has complied with all laws and regulations relating to verification of employment eligibility of its employees, including, but not limited to verification of the employment eligibility of Company's employees in accordance with Section 274A of the Immigration and Nationality Act, as amended (8 U.S.C. Section 1324(a)) and similar laws in any country in which the Company operates.

          4.25 MINUTE BOOKS AND COMPANY RECORDS. The books of account, minute books, share record books, and other records of the Company, all of which have been furnished to Buyer and its counsel, are complete and correct and have been maintained in accordance with sound business practices and the requirements of applicable state and federal laws, including the maintenance of an adequate system of internal controls. The minute books of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders and directors of the Company or any committee thereof, and no meeting of any such stockholders, directors or committee thereof has been held for which minutes have not been prepared and are not contained in such minute books.

          4.26 DIRECTORS, OFFICERS, AND AUTHORIZED PERSONS. Schedule 4.26 sets forth a complete and accurate list of the names and addresses of all directors and officers of the Company and each Subsidiary, all persons authorized to borrow on behalf of the Company or any Subsidiary, all persons authorized to make withdrawals from bank or checking accounts of the Company and all persons having access to safes, vaults, or safety deposit boxes in any bank in the name of the Company or a Subsidiary. Schedule 4.26 also contains a complete and accurate list, including the address or location, of all such bank and checking accounts, safes, vaults, and safety deposit boxes.

          4.27 CERTAIN PAYMENTS. Neither the Company nor any director, officer, agent, or employee of the Company, or any other person or entity associated with or acting for or on behalf of the Company, has directly or indirectly: (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any person or entity, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured,
(iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or (iv) in violation of any legal requirement; or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

          4.28 REAL PROPERTY. All real property (including, without limitation, all interests and rights to real property) and improvements located thereon which are owned or leased by the Company are listed on the attached Schedule
4.28 (the "Company Real Property"). The Company owns outright, and has good and marketable title to, all of the owned Company Real Property or valid and enforceable leasehold interest in all of the leased Company Real Property, free and clear of all liens, except the defects, liens, adverse claims and other matters affecting the Company's title to, possession of, or leasehold interest in the Company Real Property, expressly set forth on Schedule 4.28.

          4.29 DISCLOSURE. This Agreement and the exhibits and schedules hereto, when taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

     For purposes of the foregoing representations and warranties in this
Section 4, except where context requires otherwise, "Company" shall be deemed to include the Company and each of the Subsidiaries.

     5. REPRESENTATIONS AND WARRANTIES OF SELLERS. Each Seller, individually, and not jointly, hereby represents and warrants to Buyer as follows:

          5.1 SHARE OWNERSHIP. Seller is the lawful and beneficial and record owner of the number of Ordinary Shares set forth opposite his name on Exhibit A hereto. Such Ordinary Shares are free and clear of all liens, encumbrances, claims, and other charges of every kind and Seller has full legal power and all authorization required by law to transfer and deliver the Ordinary Shares in accordance with this Agreement.

          5.2 AUTHORIZATION. Seller has the full power and authority to execute, deliver and perform this Agreement and has taken all actions necessary to secure all approvals required in connection therewith. The execution and delivery of this Agreement and the consummation of the transactions herein contemplated will not contravene or violate any agreement, resolution or other document applicable to Seller. This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms. Seller is not now a party to, or bound by, any written or oral contract or agreement which grants to any person an option or right of first refusal or other right of any character to acquire at any time or upon the happening of any stated events, any equity securities of the Company held by Seller or any security convertible into or exchangeable for any equity security of the Company held by Seller, whether or not presently issued or outstanding. Neither the execution and delivery of this Agreement by Seller, nor the consummation of the transactions contemplated hereby, will contravene or violate any regulation or court order which is applicable to Seller, or will result in a default under, or require the consent or approval of any party to, any contract relating to Seller or to which Seller is a party or otherwise bound or affected, or require Seller to notify or obtain any license or consent from any federal, state, local or other court or governmental agency or body or from any other regulatory authority.

          5.3 REGULATORY CONSENTS AND APPROVALS. No consent, approval or order or authorization of, or filing with, any governmental authority on the part of Seller is required in connection with the valid execution and delivery of this Agreement, or the consummation of any of the transactions contemplated by this Agreement.

          5.4 NO BROKERS OR FINDERS. Seller does not have, nor will Seller incur, directly or indirectly, as a result of any action taken by Seller, any liability for brokerage or finder's fees or commissions or any similar charges in connection with this Agreement and the offer and sale of the Sale Shares. Further, Seller agrees to indemnify and hold harmless Buyer from and against any and all claims, liabilities or obligations with respect to any brokerage or finder's fees or similar charges in connection with this Agreement asserted by any person on the basis of any statement or representation alleged to have been made by Seller or any of Seller's officers, directors or representatives.

          5.5  RECEIPT OF BUYER'S COMMON STOCK.

          (a) The financial situation of Seller is such that Seller can afford to bear the economic risk of holding unregistered securities for an indefinite period of time. Seller can afford to suffer the complete loss of its investment in the Common Stock.

          (b) Seller is acquiring the Common Stock as an investment for his or its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. Seller understands that such securities have not been, and will not be, registered under the United States Securities Act of 1933, as amended (the "Securities Act"), or under the provisions of any foreign or state securities law. Accordingly, Seller agrees not to sell, pledge, transfer or otherwise dispose of his or its shares of Common Stock except (i) in a transaction otherwise exempt (in the written opinion of counsel for Seller satisfactory to Buyer) from the registration requirements of the Securities Act and all applicable foreign and state securities laws or (ii) pursuant to a registration of the shares of the Common Stock under the Securities Act of 1933, as amended and all applicable foreign and state securities laws. Seller consents to the endorsement of his or its shares of Common Stock evidencing the foregoing restrictions on transferability. Seller acknowledges and agrees that the certificates or certificates representing the Common Stock will bear a legend in substantially the following form:

          "THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED."

          (c) Seller is not an "affiliate" (as defined in Rule 144 under the Securities Act) of the Buyer or Parent or acting on behalf of the Buyer or Parent and, at the time of agreeing to acquire the shares of Common Stock as consideration for the Sale Shares, was outside the United States and was not a U.S. person (and was not purchasing for the account or benefit of a U.S. person) within the meaning of Regulation S under the Securities Act. No offer to purchase the shares of Common Stock was made by Seller in the United States.

          (d) Seller is acquiring the Common Stock pursuant to an exemption from registration under Regulation S of the Securities Act. Seller acknowledges and agrees that the certificate or certificates representing the Common Stock will bear a legend in substantially the following form:

          "THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"),
     OR ANY STATE OR OTHER SECURITIES LAWS, AND MAY NOT BE OFFERED, REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF OR DISTRIBUTED DIRECTLY OR INDIRECTLY, WITHIN THE UNITED STATES OR TO OR FOR THE ACCOUNT OF U.S. PERSONS UNLESS THE TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE ACT OR SUCH TRANSACTION IS MADE IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S OF THE ACT. HOLDER AGREES THAT ANY HEDGING TRANSACTIONS INVOLVING THE SECURITIES WILL BE CONDUCTED IN COMPLIANCE WITH THE ACT AND AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. THE COMPANY SHALL HAVE THE RIGHT
     PRIOR TO ANY SUCH SALE OR TRANSFER, IN EACH OF THE FOREGOING CASES, TO REQUIRE DELIVERY OF A CERTIFICATION OF TRANSFER IN FORM SATISFACTORY TO IT. AS USED HEREIN, THE TERMS "UNITED

     STATES" AND "U.S. PERSON" HAVE THE MEANINGS GIVEN TO THEM BY REGULATION S UNDER THE ACT."

     6. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer hereby represents and warrants to Sellers as follows:

          6.1 ORGANIZATION. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite corporate power and authority to own, operate and lease its property and to carry on its business as now being conducted. Buyer is duly qualified or licensed as a foreign corporation to do business and is in good standing in each jurisdiction in which the character of properties occupied, owned or held under lease by Buyer, or the nature of the business conducted by the Buyer, makes such qualification or license necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect on the business, operations, assets, liabilities or financial condition of Buyer and its subsidiaries taken as a whole.

          6.2 VALID ISSUANCE. The Common Stock, when issued and paid for in accordance with this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and (assuming the accuracy of Sellers' representation set forth in Section 5.5 hereof) issued in compliance with all applicable U.S. securities laws and will not be subject to any preemptive or other similar rights.

          6.3 AUTHORITY. Buyer has all requisite corporate power and authority to enter into this Agreement. Parent has all requisite corporate power and authority to sell and issue the Common Stock and to consummate the other transactions contemplated by this Agreement. The execution and delivery of this Agreement, the issuance and sale of the Common Stock and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Buyer or Parent, as the case may be. This Agreement has been duly executed and delivered by Buyer and Parent, and constitutes the valid and binding obligation of Buyer or Parent, as the case may be, enforceable in accordance with its terms, except to the extent limited by
(a) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium, fraudulent transfer or other laws affecting or relating to the rights of creditors generally, (b) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether arising prior to, or after, the date hereof or considered in a proceeding in equity or at law, or (c) the effect of federal and state securities laws and principles of public policy on rights of indemnity and contribution.

          6.4 NO CONFLICT. The execution and delivery by Buyer and Parent of this Agreement does not, and the sale and issuance of the Common Stock and consummation of the other transactions contemplated by this Agreement will not, conflict with, or result in any violation or breach of any provision of, the charter or bylaws of Buyer or Parent, as the case may be.

          6.5 REQUIRED FILINGS AND CONSENTS. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality is required by or with respect to Buyer or Parent in connection with the execution and delivery of this Agreement, the sale and issuance of the Common Stock or the consummation of the other transactions contemplated hereby or thereby, except for such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable U.S., state and foreign securities laws.

          6.6 COMMISSION FILINGS. Parent has filed, pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), all SEC Documents (as defined below) required to be filed with respect to the business and operations of Parent under the Exchange Act, and the rules and regulations thereunder, and all of the SEC Documents complied in all material respects with all applicable requirements of the Exchange Act, and the appropriate act and the rules and regulations thereunder in effect on the date each such report was filed. At the respective dates they were filed, none off the SEC Documents contained any untrue statement of material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Parent included in the SEC Documents complied as to the form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles consistently applied throughout the period involved (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position, results of operations and cash flows of Parent as of the dates or for the periods indicated therein, subject, in the case of the unaudited statements, to normal year-end adjustments and the absence of certain footnote disclosures. "SEC Documents" means all material forms, statements, reports and documents (including exhibits, amendments and supplements thereto) required to be filed with respect to the business and operations of Parent under the Exchange Act, and the rules and regulations thereunder. Prior to the date hereof, Parent has delivered to Sellers its annual report on Form 10-K for the year ended December 31, 1999 and its quarterly report on Form 10-Q for the Quarter ended September 30, 2000. Such reports contain Parent's consolidated financial statements as of December 31, 1999 and September 30, 2000, respectively. There is no information pertaining to Parent that would have a Material Adverse Effect on the business operations, assets, liabilities or financial position of Parent that has not been publicly disclosed because of an exception to Parent's disclosure obligations under the Exchange Act.

          6.7 DISCLOSURE. The representations and warranties made or contained in this Agreement when taken together, do not contain any untrue statement of a material fact and do not omit to state a material fact required to be stated herein or therein or necessary in order to make such representations and warranties and other material not misleading.

     7.   COVENANTS OF THE COMPANY AND SELLERS PRIOR TO CLOSING DATE.

          7.1 ACCESS AND INVESTIGATION. Between the date of this Agreement and the Closing Date (the "Executory Period"), the Company will, and Sellers will cause the Company to: (a) afford Buyer and its representatives (collectively, "Buyer's Advisors") full and free access to the Company's personnel, properties, contracts, books and records, and other documents and data; (b) furnish Buyer and Buyer's Advisors with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request; and (c) furnish Buyer and Buyer's

Advisors with such additional financial, operating, and other data and information as Buyer may reasonably request.

          7.2 OPERATION OF THE COMPANY'S BUSINESS. During the Executory Period, the Company will, and Sellers will cause the Company to: (a) conduct its business in the ordinary course and consistent with the conduct of the Company's business prior to the date of this Agreement; (b) use its best efforts to preserve intact the current business organization of the Company, keep available the services of the current officers, employees, and agents of the Company, and maintain the relations and goodwill with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Company; (c) confer with Buyer concerning operational matters of a material nature; and (d) otherwise report periodically to Buyer concerning the status of the business, operations, and finances of the Company.

          7.3 REQUIRED APPROVALS. As promptly as practicable after the date of this Agreement, the Company will, and Sellers will cause the Company to, make all legally required filings to be made by them in order to consummate the transactions contemplated by this Agreement. During the Executory Period, the Company and each Seller will: (a) cooperate with Buyer with respect to all filings that Buyer elects to make or is legally required to make in connection with the transaction contemplated by this Agreement; and (b) cooperate with Buyer in obtaining all required consents.

          7.4 NOTIFICATION. During the Executory Period, the Company and each Seller will promptly notify Buyer in writing if the Company or such Seller, as the case may be, becomes aware of any fact or condition that causes or constitutes a breach of any of the Company's or any Seller's representations and warranties as of the date of this Agreement, or if the Company or such Seller becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the Executory Period, the Company or Sellers shall promptly notify Buyer of the occurrence of any breach of any covenant contained in this Section 7 or of the occurrence of any event that may make the satisfaction of the conditions set forth Section 9 impossible or unlikely.

          7.5  NO NEGOTIATION.

          (a) Until such time, if any, as this Agreement is terminated pursuant to Section 10, or the conditions set forth in Section 7.5(b) of this Agreement occur, neither the Company nor any of the Sellers will, or cause their respective representatives to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any inquiries or proposals from, any person or entity (other than Buyer) relating to any transaction involving the sale of the business or assets of the Company, or any of the capital shares of the Company, or any merger, consolidation, business combination, or similar transaction involving the Company. The activities described in this Section 7.5(a) shall be referred to as "Sellers' Negotiations."

          (b) If the Closing does not occur, and such failure is due to a breach by any Seller of Section 7.5(a) above, then Seller shall promptly (and in any event within two days of receipt of written notice from Buyer) pay to Buyer by wire transfer of immediately available funds to an account or accounts designated by Buyer (i) a break-up fee of U.S.$1,000,000, plus (ii) all actual out-of-pocket expenses (including all fees and expenses of Buyer's counsel, advisors, accountants and consultants) incurred by Buyer or on its behalf in connection with the transactions contemplated by this Agreement (the payments due under subsections (i) and (ii) hereof shall collectively be referred to herein as the "Break-Up Fee"). The Break-Up Fee shall be Buyer's sole remedy in the event of a breach by Seller of Section 7.5(a) above; provided, however, that neither the exercise of nor the failure to exercise Buyer's right to payment under this Section 7.5(b) will limit Buyer in any manner in the enforcement of any other remedies available to it in the event of a breach by any Seller of any other provision of this Agreement.

          (c) Notwithstanding anything to the contrary in this Section 7.5, the Company and Sellers and their representatives shall continue to comply with all of the terms of this Agreement and all agreements incorporated by reference, including, but not limited to Section 11 of this Agreement, regarding termination of this Agreement and the Confidentiality Agreement dated February 2, 2001, by and between the Company and Buyer.

          7.6 BEST EFFORTS. During the Executory Period, Sellers will use their best efforts to cause the conditions in Sections 9 and 10 to be satisfied, to the extent such conditions are within their control.

          7.7 NO PRESS RELEASES. Neither the Company nor any Seller shall issue any publicity release or announcement concerning this Agreement or the transactions contemplated hereby without the prior written approval of Buyer, which approval shall not be unreasonably withheld in the case of required disclosures, made pursuant to a requirement of law or the rules and regulations of the Australian Stock Exchange.

     8.   COVENANTS OF BUYER PRIOR TO CLOSING

          8.1 ACCESS AND INVESTIGATION. During the Executory Period, Buyer will:
(a) afford Sellers and their representatives (collectively, "Sellers' Advisors") full and free access to the Buyer's personnel, properties, contracts, books and records, and other documents and data; (b) furnish Sellers and Sellers' Advisors with copies of all such contracts, books and records, and other existing documents and data as Sellers may reasonably request; and (c) furnish Sellers and Sellers' Advisors with such additional financial, operating, and other data and information as Sellers may reasonably request.

          8.2 REQUIRED APPROVALS. As promptly as practicable after the date of this Agreement, Buyer will make all legally required filings to be made by it in order to consummate the transactions contemplated by this Agreement. During the Executory Period, Buyer will: (a) cooperate with Sellers with respect to all filings that Sellers elect to make or are legally required to make in connection with the transactions contemplated by this Agreement; and (b) cooperate with Sellers in obtaining all required Consents.

          8.3 NOTIFICATION. During the Executory Period, Buyer will promptly notify the Company and Sellers in writing if Buyer becomes aware of any fact or condition that causes or constitutes a breach of any of Buyer's representations and warranties as of the date of this Agreement, or if Buyer becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Schedules hereto or discovery of any such fact or condition, Buyer will promptly deliver to the Company and Sellers a supplement to the disclosure Schedules specifying such change. During the same period, Buyer will promptly notify Sellers of the occurrence of any breach of any covenant of Buyer in this Section 8 or of the occurrence of any event that may make the satisfaction of the conditions in
Section 10 impossible or unlikely.

          8.4 BEST EFFORTS. Between the date of this Agreement and the date of Closing, Buyer will use its best efforts to cause the conditions in Sections 9 and 10 to be satisfied, to the extent such conditions are within its control.

          8.5 NO PRESS RELEASES. Buyer shall not issue any publicity release or announcement concerning this Agreement or the transactions contemplated hereby without the prior written approval of Sellers; provided, however, that the prohibition contained in this Section 8.5 shall not apply to required disclosures made pursuant to a requirement of law or the rules and regulations of the Securities Act, the Exchange Act or any U.S. or foreign securities exchange.

     9. CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE. Buyer's obligation to purchase the Sale Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

          9.1 ACCURACY OF REPRESENTATIONS. All of the Company's and Sellers' representations and warranties contained in Section 4, and each Seller's representations and warranties contained in Section 5, of this Agreement (considered collectively), and each of those representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the date of Closing.

          9.2 DUE DILIGENCE REVIEW. Buyer shall have completed its due diligence review of the Company in a manner that is satisfactory to Buyer.

          9.3 ACQUISITION OF MINORITY SHARES. Buyer shall have entered into agreements with the Minority Shareholders (the "Minority Shareholder Purchase Agreements"), pursuant to which Buyer shall have the right to acquire the Minority Shares, such that, upon the consummation of this Agreement and the Minority Shareholder Purchase Agreements, Buyer shall be entitled to own at least 95% of the Company.

          9.4 DELIVERY OF FINANCIAL STATEMENTS. Sellers shall have delivered to Buyer the Company's unaudited financial statements (including consolidated balance sheet and the related consolidated statements of income, changes in stockholders' equity and cash flow) for the period ended February 28, 2001 and such financial statements shall be acceptable to the Company.

          9.5 COMPANY'S AND SELLERS' PERFORMANCE. (a) All of the covenants and obligations that the Company and Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

          9.6 CONSENTS. All consents that are necessary or appropriate to consummate the transactions contemplated by this Agreement (including, without limitation, those identified in Schedule 4.16), must have been obtained and must be in full force and effect; provided, however, that, to the extent that the sale of the Sale Shares hereunder shall constitute an indirect assignment of a contract, lease or other agreement of the Company, if any, requiring the consent of any third party to the sale of the Sale Shares to Buyer, neither this Agreement nor any action taken pursuant to its provisions shall constitute an indirect assignment or an agreement to assign if such indirect assignment or attempted assignment would constitute a breach thereof or result in the loss or diminution thereof; provided, however, that in each such case, Sellers shall use reasonable efforts to assist Buyer to obtain the consent of such other party to such indirect assignment to Buyer.

          9.7 ADDITIONAL DOCUMENTS. Each of the following documents must have been delivered to Buyer: (a) all documents required to be delivered by Sellers pursuant Section 3.1 hereof; and (b) such other documents as Buyer may reasonably request for the purpose of facilitating the consummation or performance of the transactions contemplated by this Agreement.

          9.8 EMPLOYMENT AGREEMENT. Buyer shall have entered into an Employment Agreement, in substantially the form attached hereto as Exhibit D, with Kefford.

          9.9 NO PROCEEDINGS. Since the date of this Agreement, there must not have been commenced or threatened any lawsuit or proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, the transactions contemplated by this Agreement, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with transactions contemplated by this Agreement.

          9.10 NO CLAIM REGARDING SHARE OWNERSHIP. There must not have been made or threatened by any person or entity any claim asserting that such person or entity (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any share of, or any other voting, equity, or ownership interest in, the Company, or (b) is entitled to all or any portion of the Purchase Consideration payable for the Sale Shares.

          9.11 CORPORATE APPROVALS. The transactions contemplated by this Agreement shall have been approved by Parent's and Buyer's Board of Directors.

          9.12 COMPLIANCE WITH LAWS; REGULATORY APPROVALS. Sellers shall have
(a) complied with all applicable federal, state and foreign securities laws in connection with the delivery of the Sale Shares in accordance with Section 3.1(a) hereof and (b) received all federal, state and foreign regulatory approvals applicable to this Agreement and the transactions contemplated hereunder.

          9.13 APPLICABLE EXEMPTION. There shall be available to Buyer an exemption from registration under the Securities Act of 1933, as amended, and under all applicable state securities laws, with respect to the offer, sale and issuance of Buyer's Common Stock to Sellers hereunder.

     10. CONDITIONS PRECEDENT TO SELLERS' OBLIGATION TO CLOSE. Sellers' obligation to sell the Sale Shares and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers, in whole or in part):

          10.1 ACCURACY OF REPRESENTATIONS. All of Buyer's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

          10.2 CLOSING DELIVERIES. Buyer shall have delivered to Sellers all items required to be delivered by Buyer pursuant Section 3.2 hereof.

          10.2 BUYER'S PERFORMANCE. All covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

          10.3 EMPLOYMENT AGREEMENT. Buyer shall have entered into an Employment Agreement, in substantially the form attached hereto as Exhibit D, with Kefford.

          10.4 COMPLIANCE WITH LAWS; Regulatory Approvals. Buyer shall have (a) complied with all applicable federal, state and foreign securities laws in connection with the delivery of shares of Buyer's Common Stock in accordance with Section 3.2(a) hereof and (b) received all federal, state and foreign regulatory approvals applicable to this Agreement and the transactions contemplated hereunder.

     11.  TERMINATION.

          11.1 TERMINATION EVENTS. This Agreement may, by notice given prior to or at the Closing, be terminated: (a) by either Buyer or Sellers if a material breach of any provision of this Agreement has been committed by the other party and such breach has not been waived; (b) (i) by Buyer if any of the conditions set forth in Section 9 hereof has not been satisfied as of the Closing Deadline (as defined below) or if satisfaction of such a condition is or becomes impossible prior to the Closing Deadline (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by Sellers, if any of the conditions set forth in Section 10 hereof has not been satisfied as of the Closing Deadline or if satisfaction of such a condition is or becomes impossible prior to the Closing Deadline (other than through the failure of Sellers or Sellers to comply with their obligations under this Agreement) and Sellers have not waived such condition on or before the Closing Date; (c) by mutual consent of Buyer and Sellers; or (d) by Buyer or Sellers if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before March 31, 2001.

          11.2 EFFECT OF TERMINATION. Each party's right of termination under
Section 11.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 11.1, all further obligations of the parties under this Agreement will terminate; provided, however, that if this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

     12.  INDEMNIFICATION.

          12.1 Sellers shall, jointly and severally, indemnify and hold harmless Buyer as to the following matters: (a) any and all damages, losses, deficiencies, liabilities, costs and expenses resulting from, relating to or arising out of any breach of representation or warranty, non-fulfillment of any agreement or covenant, omission or misrepresentation by the Company or Sellers hereunder; (b) any and all claims, demands, causes of action or proceeding against the Company, whether arising before or after the date hereof, but relating to facts, events or circumstances in existence or occurring on or prior to the date hereof, except to the extent disclosed in this Agreement; and (c) any and all actions, suits, proceedings, demands, judgments, costs, and related legal expenses reasonably incurred, incident to any of the foregoing or to enforce this Section 12.1. Each Seller, individually, shall indemnify and hold harmless Buyer as to any and all damages, losses, deficiencies, liabilities, costs and expenses resulting from, relating to or arising out of any breach of a representation or warranty made by such Seller individually in Section 5 above.

          12.2 Buyer shall indemnify and hold harmless Sellers as to the following matters: (a) any and all damages, losses, deficiencies, liabilities, costs and expenses resulting from, relating to or arising out of any breach of representation or warranty, non-fulfillment of any agreement or covenant, omission or misrepresentation hereunder; and (b) any and all actions, suits, proceedings, demands, judgments, costs, and related legal expenses reasonably incurred, incident to any of the foregoing or to enforce this Section 12.

          12.3 With respect to indemnification hereunder relating to third party claims, promptly after receipt by an indemnified party under Section 12.1 or
12.2 of notice of the commencement of any proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice. If any such proceeding is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such proceeding, the indemnifying party will be entitled to participate in such proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such proceeding and provide indemnification with respect to such proceeding), to assume the defense of such proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 12 for any fees of other counsel or any other expenses with respect to the defense of such proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a proceeding: (a) it will be conclusively established for purposes of this Agreement that the claims made in that proceeding are within the scope of and subject to indemnification; (b) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (i) there is no finding or admission of any violation of any legal requirements or any violation of the rights of any person or entity and no effect on any other claims that may be made against the indemnified party, and (ii) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (c) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any proceeding and the indemnifying party does not, within fifteen (15) days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such proceeding, the indemnifying party will be bound by any determination made in such proceeding or any compromise or settlement effected by the indemnified party. Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such proceeding, but the indemnifying party will not be bound by any determination of a proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld). Sellers hereby consent to the non-exclusive jurisdiction of any court in which a proceeding is brought against any indemnified party for purposes of any claim that an indemnified party may have under this Agreement with respect to such proceeding or the matters alleged therein, and agree that process may be served on Sellers with respect to such a claim anywhere in the world.

          12.4 A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

          12.5 Notwithstanding any other provision of this Agreement, the total sums to be paid by an indemnifying party pursuant to the indemnification obligations under this Agreement shall not, in the aggregate, exceed: (a) if the indemnifying party is a Seller, the amount of the Purchase Consideration received by such Seller; or (b) if the indemnifying party is Buyer, the Purchase Consideration.

          12.6 Upon notice to Sellers specifying in reasonable detail the basis for such set-off, Buyer may set off any amount to which it may be entitled under this Section 12 against consideration otherwise payable to Sellers pursuant to
Section 2.3. The exercise of such right of set-off by Buyer in good faith, whether or not ultimately determined to be justified, will not constitute an event of default hereunder. Neither the exercise of nor the failure to exercise such right of set-off will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

     13.  POST-CLOSING COVENANTS.

          13.1 To the extent that Buyer has not acquired 100% of the issued and outstanding shares of the Company at Closing, Mark G. Kefford shall use his best efforts to cause all of the Minority Shareholders to sell all of the Ordinary Shares owned by such Minority Shareholders to Buyer, in any lawful manner of sale deemed desirable by Buyer, such that Buyer shall own 100% of the Company within 30 days following the Closing.

          13.2 Following Closing, each of the parties hereto agrees that it will keep confidential and will not use, disclose or divulge, the terms and conditions of this Agreement and the transactions contemplated hereby; provided, however, that each party may disclose such matters as required by law or by the rules or regulations of any stock exchange applicable to such party, and such matters as are required to be disclosed in connection with consummating all of the transactions and actions contemplated by this Agreement. Notwithstanding the foregoing, Buyer may issue a press release (or releases) regarding the transactions contemplated hereby, the content of which must be approved in advance by Sellers, which approval shall not be unreasonably withheld.

          13.3 Within ninety days following the determination of the amount of the Earn Out Payment, if any, payable by Buyer to Sellers, Parent shall file a registration statement on either Form S-3 or such other appropriate form, the choice of which will be at Parent's sole election, with the Securities and Exchange Commission for resale of the Common Stock under the Securities Act and use commercially reasonable efforts to cause such registration statement to become effective as soon as practicable following such filing.

     14.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

          (a) All representations, indemnifications, warranties, and agreements made by Buyer and Sellers in this Agreement or pursuant hereto shall survive the date of this Agreement.

          (b) Notwithstanding any investigation or audit conducted before or after the date hereof, the parties shall be entitled to rely upon the representations and warranties set forth in this Agreement.

     15. EXPENSES. Each of Sellers and Buyer shall pay their own respective expenses incurred in connection with the consummation of the transactions contemplated by this Agreement, including, without limitation, legal and accounting fees and expenses, and the fees and expenses of any investment banker or financial advisor engaged in connection with the sale of the Sale Shares.

     16. FURTHER ACTIONS AND ASSURANCES. Sellers and Buyer shall execute and deliver any and all documents, and shall cause any and all other action to be taken after the date hereof, which may be necessary or proper to effect or evidence the provisions of this Agreement and the transactions contemplated hereby.

     17. COUNTERPARTS. This Agreement may be executed in several counterparts each of which is an original and any Seller may become a party hereto by executing a counterpart hereof. This Agreement and any counterpart so executed shall be deemed to be one and the same instrument.

     18. CONTENTS OF AGREEMENT; PARTIES IN INTEREST. This Agreement sets forth the entire understanding of the parties. Any previous agreements or understandings between the parties regarding the subject matter hereof are merged into and superseded by this Agreement. This Agreement may not be amended except by a writing executed by the party to be charged with the amendment. All representations, warranties, covenants, terms conditions, and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors, and permitted assigns of Sellers and Buyer.

     19. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF ILLINOIS, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PROVISIONS THEREOF. ALL OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENT TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS AND OF THE UNITED STATES LOCATED IN THE STATE OF ILLINOIS (THE "ILLINOIS COURTS"), FOR ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT, WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH LITIGATION IN THE ILLINOIS COURTS AND AGREES NOT TO PLEAD OR CLAIM THAT SUCH LITIGATION BROUGHT IN ANY ILLINOIS COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY AGREES TO ACCEPT SERVICE OF PROCESS IN THE MANNER OF THE GIVING OF NOTICES STATED HEREIN IN SECTION 24 AND CONSENTS TO THE IN PERSONAM JURISDICTION OF THE ILLINOIS COURTS TO HEAR AND RESOLVE ANY DISPUTE INVOLVING OR ARISING FROM THIS AGREEMENT.

     20. SECTION HEADINGS AND GENDER. The section headings herein have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof. The use of the masculine pronoun herein when referring to any party has been for convenience only and shall be deemed to refer to the particular party intended regardless of the actual gender of such party.

     21. SCHEDULES. All exhibits and schedules referred to in this Agreement are intended to be and are hereby specifically made a part of this Agreement.

     22. SEVERABILITY. Any provision of this Agreement which is found to be invalid or unenforceable by a court of competent jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability shall not invalidate or render unenforceable such provision in any other jurisdiction.

     23. CURRENCY AMOUNTS. Unless otherwise specified in this Agreement, all dollar amounts are in United States dollars.

     24. NOTICES. All notices which are required or permitted hereunder shall be sufficient if given in writing and delivered personally, by registered or certified mail, postage prepaid or via facsimile, as follows (or to such other addressee as shall be set forth in a notice given in the same manner):

     If to Buyer or Parent to:

     VASCO Data Security International, Inc.
     1901 South Meyers Road
     Suite 210
     Oakbrook Terrace, Illinois 60181
     Attn.: Dennis Wilson, Chief Financial Officer
     Fax: (630) 932-8852

     with a copy to:

     Robert B. Murphy, Esq.
     Piper Marbury Rudnick & Wolfe LLP
     1200 19th Street NW
     Washington, DC 20036
     Fax: (202) 223-2085

     If to Sellers or the Company to:

     Mark G. Kefford
     c/- Level 1
     143 Coronation Drive
     Milton, QLD 4064
     Fax: +7 3837 4400

     25. ASSIGNMENT. The rights and obligations of Sellers under this Agreement may not be assigned without the consent of Buyer. Buyer may assign its rights and obligations under this Agreement to any affiliate or direct or indirectly owned subsidiary.


                     [SIGNATURES APPEAR ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the parties hereby acknowledge that they have read the foregoing Agreement and each has been independently advised as to the terms hereof by their own separate counsel and by the execution hereof below, consent to be bound by the terms of this Agreement.

BUYER:

VASCO DATA SECURITY, INC.

By: ___________________________
      Name:
      Title:


PARENT:

VASCO DATA SECURITY INTERNATIONAL, INC.


By: ___________________________
      Name:
      Title:


COMPANY:

IDENTIKEY LIMITED


By:__________________________
      Mark G. Kefford
      Chief Executive Officer




                     [SIGNATURES CONTINUE ON FOLLOWING PAGE]

SELLERS:

MARK G. KEFFORD

-----------------------------


ANNE KEFFORD

-----------------------------


UNION TECHNOLOGIES LIMITED

By: ___________________________
      Name:
      Title:


MURANA INVESTMENTS PTY LTD

By: ___________________________
      Name:  Mark G. Kefford
      Title:


PETER DAVID

-----------------------------


MURRAY FREEMAN

-----------------------------

List of Exhibits

Exhibit A - List of Sellers and Allocation of Closing Payment
Exhibit B - Allocation of Earn Out Payment
Exhibit C - Seller Closing Certificate
Exhibit D - Mark Kefford Employment Agreement

                                                                       EXHIBIT A


                LIST OF SELLERS AND ALLOCATION OF CLOSING PAYMENT


--------------------------------------------------------------------------------
                                                     NUMBER OF VASCO SHARES
      NAME OF SHAREHOLDER                          TO BE RECEIVED AS CLOSING
                                                            PAYMENT*
--------------------------------------------------------------------------------
Mark G. Kefford                                          113,177.4437
--------------------------------------------------------------------------------
Anne Kefford                                             127,780.9848
--------------------------------------------------------------------------------
Union Technologies Limited                               109,526.5584
--------------------------------------------------------------------------------
Murana Investments Pty Ltd                                 1,825.4426
--------------------------------------------------------------------------------
Peter David                                                7,301.7706
--------------------------------------------------------------------------------
Murray Freeman                                             7,301.7706
--------------------------------------------------------------------------------
TOTAL                                                    366,913.9705
--------------------------------------------------------------------------------



* Fractional shares will not be issued. Sellers will receive cash in lieu of fractional shares as specified in Section 2.4 of this Agreement.

                                                                       EXHIBIT B


                         ALLOCATION OF EARN OUT PAYMENT


--------------------------------------------------------------------------------
        NAME OF SHAREHOLDER                               SHARE OF
                                                       EARN OUT PAYMENT
--------------------------------------------------------------------------------
Mark G. Kefford                                            27.8305%
--------------------------------------------------------------------------------
Anne Kefford                                               31.4215%
--------------------------------------------------------------------------------
Union Technologies Limited                                 26.9327%
--------------------------------------------------------------------------------
Murana Investments Pty Ltd                                  0.4489%
--------------------------------------------------------------------------------
Peter David                                                 1.7955%
--------------------------------------------------------------------------------
Murray Freeman                                              1.7955%
--------------------------------------------------------------------------------
TOTAL                                                      90.2247%
--------------------------------------------------------------------------------

                                                                      EXHIBIT C




                         CLOSING CERTIFICATE OF SELLERS


                                (To be provided)

                                                                       EXHIBIT D



                       MARK KEFFORD EMPLOYMENT AGREEMENT


                                 (See attached)